EXHIBIT 99.1

BJ's Restaurants, Inc. to Present at the Wells Fargo Securities 2013 Retail and Restaurants Summit

HUNTINGTON BEACH, Calif., Sept. 25, 2013 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) will be presenting at the Wells Fargo Securities 2013, Retail and Restaurants Summit at the Four Seasons Hotel in Boston, Massachusetts. The Company's presentation is scheduled to begin at approximately 9:40am (Eastern) on Tuesday, October 1, 2013, and will be broadcast live over the Internet. Interested parties may listen to the presentation at the Company's website located at http://www.bjsrestaurants.com. The presentation can be accessed by clicking on the "Investors" link from the Company's home page followed by the "Presentation" link. An archive of the webcast will be available following the live presentation.

BJ's Restaurants, Inc. currently owns and operates 139 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries in addition to using qualified contract brewers to produce and distribute BJ's critically acclaimed proprietary craft beers throughout the chain. The Company's restaurants are located in California (62), Texas (28), Florida (13), Arizona (6), Colorado (5), Nevada (5), Washington (4), Ohio (4), Oklahoma (3), Oregon (3), Indiana (1), Kansas (1), Kentucky (2), Louisiana (1) and New Mexico (1). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.   Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400.